Exhibit 99.5

[UNITY BANCORP LOGO]

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to instructions regarding the rights offering (the “Rights Offering”) by Unity Bancorp, Inc. (the “Company”) to the holders of record of its Common Stock, no par value (“Common Stock”), as of the close of business on                     , 2014 (the “Record Date”), as described in the Company’s Prospectus dated [    ], 2014 (the “Prospectus”), whereby such holders will receive rights (the “Rights”) to subscribe for and purchase shares of its Common Stock.  The Rights are described in detail in the Prospectus.

This will instruct you whether to exercise Rights to purchase shares of the Common Stock with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions As to Use of Unity Bancorp, Inc. Subscription Rights Certificates.”

Box 1.	☐	Please DO NOT EXERCISE RIGHTS for shares of Common Stock

Box 2.	☐	Please EXERCISE RIGHTS for shares of Common Stock as set forth below:

	NUMBER OF RIGHTS	SUBSCRIPTION PRICE			PAYMENT

Basic Subscription Right (must be integrals of [10]):	☒	$	[ ]	= $	(Line 1)

Follow-On-Offering Right:	☒	$	[ ]	= $	(Line 2)

	Total			= $
	Payment Required				(Sums of Lines 1 and 2: must equal total of amounts in Boxes 3 and 4)

Box 3.	☐	Payment in the following amount is enclosed $

Box 4.	☐	Please deduct payment from the following account maintained by you as follows:

Account No.:                                                                             Type of Account:

Amount to be Deducted: $

SIGNATURE(S)
Please type or print names below:

Date: , 2014